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                                                                      Exhibit 12
                                                                      ----------

              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                                                                                        Six Months
                                                                              Year Ended December 31,                     Ended
                                                               -------------------------------------------------------
                                                                  1996       1997      1998       1999     2000       June 30, 2001
                                                                  ----       ----      ----       ----     ----       -------------
Earnings:
    Earnings before income taxes and net earnings in
     equity affiliates                                          $  1,221   $  1,165  $  1,264   $   945  $   978      $         363
    Plus:
       Fixed charges exclusive of capitalized interest               118        128       135       164      217                113
       Amortization of capitalized interest                           13         13        12        10       10                  5
       Adjustments for equity affiliates                              15         14        16        16       20                 22
                                                                -------------------------------------------------------------------
                 Total                                          $  1,367   $  1,320  $  1,427   $ 1,135  $ 1,225      $         503
                                                                ===================================================================

Fixed Charges:
    Interest expense including amortization of debt
     discount/premium and debt expense                          $     96   $    105  $    110   $   133  $   177      $          94
    Rentals - portion representative of interest                      22         23        25        31       40                 19
                                                                -------------------------------------------------------------------
    Fixed charges exclusive of capitalized interest                  118        128       135       164      217                113
    Capitalized interest                                              12         10         9        11       16                  7
                                                                -------------------------------------------------------------------
                    Total                                       $    130   $    138  $    144   $   175  $   233      $         120
                                                                ===================================================================

Ratio of earnings to fixed charges                                  10.5        9.6       9.9       6.5      5.3                4.2
                                                                ===================================================================